UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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VSE Corporation

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 2550 Huntington Avenue, Alexandria, Virginia 22303-1499

Notice of 2012 Annual Meeting of
Stockholders and Proxy Statement
Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of VSE Corporation (“VSE” or the “Company”) to be held on Tuesday, May 1, 2012, commencing at 10:00 a.m., Eastern Daylight Time, at the VSE Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499 (the “Annual Meeting”).

We are furnishing proxy materials to our stockholders by mail and over the Internet. You may read, print and download our 2011 Annual Report to Stockholders, 2012 Proxy Statement and Proxy Card at www.cfpproxy.com/3307. You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice and on the Proxy Card.

The proxy materials describe the formal business to be transacted at the Annual Meeting and a report on the operations of the Company. VSE directors and officers will be present to answer any questions that you and other stockholders may have. Included in the materials is our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, that contains detailed information concerning the Company’s activities and operating performance.

The business to be conducted at the Annual Meeting consists of (1) the election of seven directors, (2) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, (3) an advisory vote on executive compensation and (4) an advisory vote on the frequency of the advisory vote on executive compensation. VSE’s Board of Directors  unanimously recommends a vote (1) “FOR” the election of each of the seven director nominees; (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; (3) “FOR” the approval, by non-binding advisory vote, of our executive compensation; and (4) “FOR” a recommendation, by non-binding advisory vote, to hold an advisory vote on executive compensation on an annual basis.

 On behalf of VSE’s Board of Directors, please vote your shares now, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will ensure that your vote is counted. Your vote is important.

Please note the location for the Annual Meeting. The VSE Building is located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, just off I95/I495 at Exit 176A (VA 241 S. Telegraph Rd.; take Huntington Avenue ramp). The building is also within walking distance of the Huntington Avenue Metro Station (Yellow Line), using the Lower Level exit to Huntington Avenue. I hope you will be able to join us.

Sincerely,
VSE CORPORATION

Clifford M. Kendall
Chairman of the Board

 April 3, 2012

VSE CORPORATION
2550 Huntington Avenue, Alexandria, Virginia 22303-1499

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2012

To the Stockholders of VSE Corporation:

Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), will be held on Tuesday, May 1, 2012, commencing at 10:00 a.m., Eastern Daylight Time, at VSE’s corporate headquarters, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, for the following purposes (the “Annual Meeting”):

1.	To elect seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as VSE’s independent registered public accounting firm for the year ending December 31, 2012;
3.	To provide an advisory vote on executive compensation;
4.	To provide an advisory vote on the frequency of the advisory vote on executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only record holders of VSE common stock as of the close of business on March 20, 2012, will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments thereof. The list of stockholders entitled to vote at the Annual Meeting and at any adjournments thereof, will be open to the examination of any stockholder during the 10 days prior to the Annual Meeting at VSE’s offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

The VSE Corporation 2011 Form 10-K and Annual Report to Stockholders, which contains the Company’s consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE THE OPTIONS AVAILABLE TO YOU. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

By Order of the Board of Directors
Thomas M. Kiernan, Secretary
April 3, 2012

VSE CORPORATION

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 1, 2012

ABOUT THE 2012 ANNUAL MEETING AND VOTING AT THE MEETING

This Proxy Statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), in connection with the solicitation of proxies by VSE’s Board of Directors (the “Board”) for use at the annual meeting of VSE’s stockholders to be held on Tuesday, May 1, 2012, commencing at 10:00 a.m., Eastern Daylight Time, at the VSE Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, and at any adjournments thereof for the purposes specified in the accompanying notice of meeting (the “Annual Meeting”).

The mailing address of VSE’s principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE’s telephone number is (703) 960-4600. Your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement, and proxy card from our Board are enclosed. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders entitled to notice of, and to vote at, the meeting on or about April 3, 2012. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the Annual Report and the Proxy Statement on the Internet, which are both available at www.cfpproxy.com/3307.

The close of business on March 20, 2012 is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Holders of a majority of VSE’s outstanding common stock, par value $.05 per share (“Stock” or “VSE Stock”), as of March 20, 2012, must be present at the Annual Meeting, either in person or represented by properly executed proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

As of the close of business on March 20, 2012, there were 5,286,706 shares of Stock outstanding and approximately 268 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 20, 2012, on all matters that may be submitted to the stockholders at the Annual Meeting. All Stock represented by valid proxies will be voted at the Annual Meeting in accordance with the directions on the proxies. If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. If you want to vote your VSE Stock that is held in street name in person at the Annual Meeting, you will need a written proxy card in your name from the broker, bank or other nominee who holds your Stock.

Matters for stockholder to consider:

The purpose of the Annual Meeting is (1) to vote for the election of seven directors to the Board; (2) to ratify the appointment of Ernst & Young LLP as VSE’s independent registered public accounting firm for the year ending December 31, 2011; (3) to provide an advisory vote on executive compensation; (4) to provide an advisory vote on the frequency of the advisory vote on executive compensation; and (5) to transact any other business that may properly come before the Annual Meeting.

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are the Chairman of the Board and VSE’s secretary.

Recommendations of the Board

The Board recommends a vote:

1.	“FOR” the election of each of the seven director nominees named in this Proxy Statement;

2.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.	“FOR” the approval, by non-binding advisory vote, of our executive compensation; and

4.	“FOR” a recommendation, by non-binding advisory vote, to hold an advisory vote on executive compensation once every year.

Vote Required

Directors are elected by a plurality of votes cast, including Stock voted, and without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld.

The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm will be determined by a majority of the votes cast, without regard to broker non-votes or abstentions.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board.

The advisory vote on the frequency of advisory votes on the Company’s executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board. Abstentions and broker non-votes are not counted for the advisory vote on frequency of advisory votes on the Company’s executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board.

How to Vote

We make our proxy materials available to stockholders by mail and on the Internet. You may read, print and download our 2011 Annual Report to Stockholders, 2012 Proxy Statement and proxy card at www.cfpproxy.com/3307. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail. You may vote your Stock by Internet, by telephone, by regular mail or in person at the Annual Meeting. Each of these voting options is described in the notice and the proxy card.

You should complete and return your proxy card, or vote using the Internet or telephone voting options, to ensure that your vote is counted at the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted in accordance with the recommendations of the Board. In connection therewith, the Board has designated the Chairman of the Board Clifford M. Kendall and VSE’s Corporate Secretary Thomas M. Kiernan as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your Stock will be voted in accordance with your instructions.

If you are a beneficial owner and hold your Stock in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your Stock on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. Because of recent changes to these rules, the uncontested election of directors at a stockholder meeting is no longer considered a routine matter. Also, these rules have been changed to prohibit broker discretionary authority with respect to votes on executive compensation. Therefore, brokers do not have the discretion to vote on the uncontested election of directors or on any advisory vote regarding the Company’s executive compensation.

Revocation of Proxies

A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to our Corporate Secretary. In addition, any stockholder who has executed a proxy but attends the Annual Meeting in person may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

Proposal No. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect, by a plurality of the votes cast, in person or by proxy, seven VSE directors who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at their previous year’s meeting. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board. The seven nominees for election as VSE directors and certain information regarding them are as follows:

Name and Principal Occupation	Age	Director since

Ralph E. Eberhart	65	2007
General, U.S. Air Force (Ret.), formerly Commander-in-Chief, North American Aerospace Defense Command (NORAD) and U.S. Northern Command. General Eberhart retired from the Air Force in 2005 after 36 years of service. He was then appointed and continues to serve as President of the Armed Forces Benefit Association (AFBA) and as Chairman of its related enterprises. He is also a director of Rockwell Collins, Inc., and serves on the Audit Committee of The Triumph Group.

Maurice A. Gauthier	64	2009
VSE Chief Executive Officer, President and Chief Operating Officer from April 28, 2008 to the present. Mr. Gauthier retired in 1997 as a Navy Captain after a 28-year military career. Mr. Gauthier worked for VSE from October 1997 through February 1999 as Vice President and Director of Strategic Planning and Business Development, before joining the Nichols Research Corporation as President of its Navy Group. With the acquisition of Nichols Research Corporation by Computer Sciences Corporation (CSC) in 1999, Mr. Gauthier served as a CSC Vice President and General Manager until rejoining VSE in 2008.

Clifford M. Kendall	80	2001
VSE Chairman of the Board. Mr. Kendall was Chairman of the Board of Regents of the University System of Maryland until June 30, 2011. Mr. Kendall was one of the founders of Computer Data Systems, Inc., in 1968, and he served as its Chairman and Chief Executive Officer from 1970 to 1991 and as Chairman until December 1997. Mr. Kendall has been a private investor (for more than the past five years.)

Calvin S. Koonce	74	1992
President and director of Montgomery Investment Management (a securities investment firm), and is Chairman and a director of Koonce Securities, Inc., a securities broker/dealer firm (for more than the past five years).

James F. Lafond	69	2003
Retired executive and certified public accountant. From 1998 to 2002, Mr. Lafond was Washington Area Managing Partner, Pricewaterhouse-Coopers LLP. He previously served in various leadership positions at Coopers & Lybrand (1964 to 1998). He is also a director of WGL Holdings, Inc., Washington Gas Light Co., and various nonprofit and private entities.

David M. Osnos	80	1968
Of counsel (previously senior partner) at Arent Fox LLP, attorneys-at-law (for more than the past five years). He is also a director of EastGroup Properties, Inc. Mr. Osnos was also a director of Washington Real Estate Investment Trust until May 2007.

Bonnie K. Wachtel	55	1991
Principal and Director, Wachtel & Co., Inc., brokers and underwriters (for more than the past five years). She is also a director of Information Analysis, Inc. and was a director of  Integral Systems, Inc. until the company was acquired in August 2011. She served as director of Acies Corporation from June 2006 to July 2008.

Board, Committees and Corporate Governance

The Board had eight members during 2011 until December 31, 2011 when General Jimmy D. Ross retired from the Board. The Board has fixed the number of directors at seven for 2012.  Except for Mr. Gauthier who serves as our Chief Executive Officer and President, all of our nominees for directors are “independent” as defined by the currently applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). The six independent directors regularly have the opportunity to meet without Mr. Gauthier in attendance. During 2011, there were ten regular Board meetings, and, except for Mr. Osnos and General Ross, all director(s) attended at least 75% of the aggregate of (a) the total number of Board meetings (in person or by telephone) and (b) meetings of Board committees on which he or she served (during the period that he or she served). We do not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and we try to ensure that at least one independent director attends the annual stockholder meeting and is available to answer stockholder questions. All eight directors, including our seven independent directors, attended our annual stockholders meeting in 2011.

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The Board terminated its Planning and Finance Committee on May 3, 2011. The current charters for each of the Board committees are available on our Internet website, www.vsecorp.com. The Board committee members, as of the date of this Proxy Statement, are identified in the following table.

Board Committees and Membership
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ralph E. Eberhart		Chair	X
Maurice A. Gauthier
Clifford M. Kendall	X	X	X
Calvin S. Koonce		X	Chair
James F. Lafond	Chair		X
David M. Osnos
Bonnie K. Wachtel	X		X

Changes in Committee Membership from 2011-2012 Term

Effective May 3, 2011, Calvin S. Koonce has been appointed Chairman of the Nominating and Corporate Governance Committee succeeding Mr. Kendall who will remain a committee member. Effective January 1, 2012, Ralph E. Eberhart was appointed Chairman of the Compensation Committee following the retirement of Board member and Compensation Chairman, General Ross effective December 31, 2011.

Audit Committee

The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of independent audit, financial reporting, internal controls and disclosure controls, and internal audit, and evaluating the action management has taken to identify, monitor and control such exposures.

All of the Audit Committee members during the past fiscal year were independent in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market, Inc. (“NASDAQ”). Each member is able to read and understand fundamental financial statements, including our consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flow. The Board has determined that Mr. Lafond is an “audit committee financial expert” as defined in SEC Regulation S-K Item 407(d)(5). The Audit Committee met eight times during 2011.

Compensation Committee

The primary purpose of the Compensation Committee is to oversee VSE’s compensation structure, to review and provide guidance to the Board regarding the compensation of VSE’s officers and directors, including the compensation of the Chief Executive Officer and other executive officers, to review and provide guidance regarding employment agreements, to administer certain compensation plans, including restricted stock, stock option and deferred compensation plans, and to perform such other duties and responsibilities as are consistent with the committee’s charter. The Compensation Committee reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures related to compensation of the directors, executives and management; and risk exposures related to the administration of our performance incentive and employee benefit plans, and evaluates the actions management has taken to identify, monitor and control such exposures. Each of the committee members is independent in accordance with current applicable NASDAQ rules. The Compensation Committee met five times during 2011.

Matters recommended by the Compensation Committee, and any delegation of its authority, are subject to Board approval. If such approval is not received, the Compensation Committee will reconsider the recommendation or proposed delegation. The Compensation Committee has the authority to retain outside counsel or other experts or consultants as needed. Additional information on the role and responsibilities of the Compensation Committee is provided in the Compensation Discussion and Analysis section below.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE officers and directors, and conflicts of interest involving VSE officers, directors and employees. The Committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of corporate governance, compliance and ethics, as well as succession planning for senior management, and the actions management has taken to identify, monitor and control such exposures.

Each of the committee members is independent in accordance with applicable NASDAQ rules. The Nominating and Corporate Governance Committee met three times during 2011.

Committee Structure and Risk

The Board has overall responsibility for oversight of our risk management plans, policies and practices. In view of the Board’s decision to dissolve the Planning and Finance Committee effective May 3, 2011, each Board committee has been assigned oversight of certain risks associated with its respective activities as discussed below, and the charters of each committee have been revised to reflect these risk oversight responsibilities. The Board has approved a risk management policy that delineates the risk oversight responsibilities of management, the Board and its committees.

Director Nominations and Qualifications

 Stockholders may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE’s by-laws and must be received in writing by VSE’s Corporate Secretary no later than 90 days before the date in the current year that corresponds to the date on which the annual meeting was held during the immediate prior year. (Nominations for the year 2013-2014 should be received by the Corporate Secretary no later than February 1, 2013.) Such recommendation shall be accompanied by the proposing stockholder’s name, evidence that such stockholder is a beneficial owner of VSE Stock, and the candidate’s name, biographical data and qualifications.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the directorship criteria discussed below.

Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. As a group, the Board should have diverse and broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders. While we do not have a formal policy regarding diversity of Board nominees or a formal definition of “diversity,” the Nominating and Corporate Governance Committee has recently discussed diversity considerations of potential Board nominees within the context of Board succession planning. Factors discussed as relevant to the selection of Board nominees may include nature and length of business experience, including experience in business areas related to our potential growth areas, race, gender, age and factors that promote alignment of the Board with the interests of stockholders.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Such committee periodically assesses the appropriate size of the Board, and whether any Board vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. Such Committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. The Committee has not in the past retained any third party to assist in identifying nominees for Board membership.

The traits identified with respect to the current director nominees as qualifications to serve on the Board include:

Ralph E. Eberhart
· Experience as Chairman and President of the Armed Forces Benefit Association provides insight into challenges associated with managing complex organizations and holding management accountable for company performance.
· Expertise in the defense industry due to 36 years of experience in the U.S. Air Force and senior positions in the U.S. military, including assignment as Commander-in-Chief North American Aerospace Defense Command and U.S. Northern Command.

Maurice A. Gauthier
· Chief Executive Officer and President of VSE; experience as Vice President and General Manager of Computer Sciences Corporation provides insight into challenges associated with managing complex organizations and withholding management accountable for performance.
· Familiarity with core customer due to 28 years as an officer in the United States Navy.

Clifford M. Kendall
· Expertise in public company accounting, disclosure and financial system management due to roles as Chairman and Chief Executive Officer of Computer Data Systems from 1970 to 1991 and Chairman until 1997.
· Experience as a private investor provides insight into the enhancement of stockholder value.

Calvin S. Koonce
· Experience as President of Koonce Securities, Inc., a registered securities broker-dealer provides insight into the enhancement of stockholder value.
· Familiarity with the core strategy and operations of VSE due to 20 years as a Board member.

James F. Lafond
· Experienced in business management, public company accounting, financial disclosure and financial systems oversight gained from his experience as Area Managing Partner for Greater Washington at PricewaterhouseCoopers (PwC).
· Expertise in risk management processes given his experience as Area Managing Partner for PwC and serving as an engagement partner for entities of all types including manufacturing companies and financial institutions.

David M. Osnos
· Familiarity with the strategy and operations of VSE due to 44 years as a Board member.
· More than 50 years of legal practice in securities, real estate and tax and provides corporate legal knowledge and expertise in the negotiation, documentation and closing of corporate transactions.

Bonnie K. Wachtel
· Experience as Supervisory Control Principal and Director of Wachtel & Co., Inc. provides management experience in financial systems, people and processes.
· Service on the Listing Qualifications Panel of NASDAQ and holding of Chartered Financial Analyst certification provides expertise in the functioning of capital markets and insight into the enhancement of stockholder value.

Leadership Structure of the Board

The positions of Chairman of the Board and Chief Executive Officer (“CEO”) are separated at VSE. The Board believes that this structure best serves the Company’s needs at this time. The Board believes that its existing structure effectively maintains independent oversight of management. The Board periodically reviews and considers whether the positions of Chairman and CEO should be combined as part of its regular review of the effectiveness of our governance structure.

Communications with the Board

Individuals may communicate with the Board by submitting an email to the Board at board@vsecorp.com. All directors have access to this email address. Communications that are intended specifically for non-employee directors should be sent to the email address above to the attention of the Corporate Secretary. Communications to the Board by mail can be addressed to The Board of Directors or a particular Board member c/o VSE Corporation, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code is posted on VSE’s Internet website www.vsecorp.com. VSE intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (“the Exchange Act”), regarding any waiver or amendment of the Code with respect to VSE’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE’s Internet website.

Compensation of Non-Employee Directors for 2011

In 2011, the Company paid each non-employee director a cash retainer of $35,000 per year. In addition, each non-employee director was paid $1,000 for each Board meeting attended, and each Board committee member was paid $1,000 for each committee meeting attended. Each non-employee director also received in respect of 2011 an annual award under our 2006 Restricted Stock Plan of such number of shares of VSE Stock equal to $45,000 divided by the per share closing price of VSE Stock on the first trading day of 2012, rounded to the nearest 100 shares. On January 3, 2012, each non-employee director was granted an award of 1,800 shares of restricted Stock under our 2006 Restricted Stock Plan. On January 3, 2012, the closing price of our Stock was $25.22 per share.

The chairman of the Audit Committee and the chairman of the Compensation Committee were each paid an additional annual fee of $10,000 (for a total director fee of $45,000).

The Chairman of the Board also was paid $60,000 during 2011 for serving as Chairman of the Board.

Pursuant to our 2004 Non-Employee Directors Stock Plan approved by stockholders in 2004, each non-employee director can elect that all or a portion of his or her annual cash compensation for services as a VSE director be paid in VSE Stock at fair market value determined in accordance with the plan.  Mr. Koonce, Mr. Kendall, General Ross, and Ms. Wachtel each made such an election for 2011.

VSE Stock issued to non-employee directors pursuant to our 2006 Restricted Stock Plan is fully vested when issued, but the certificates for such Stock bear a restrictive legend prohibiting the sale, transfer, pledge and assignment of such Stock for a two-year period commencing on the issue date. When all restrictions on the certificates bearing a restrictive legend have lapsed, VSE issues a non-restrictive certificate to the directors (subject to any applicable securities law restrictions). Directors appointed during the year will be eligible for a pro rata annual award.

No compensation is paid to any non-employee director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE, or any of VSE’s subsidiaries, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2011. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or Board committees.

The following table provides information related to the compensation of each of the Company’s non-employee directors for fiscal year 2011.

Director Compensation for Fiscal Year 2011 Table

Name (a)	Fees earned or paid in cash ($) (1) (2) (b)	Stock awards ($) (3) (4) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and non-qualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)

Ralph E. Eberhart	51,000	46,424	--	--	--	--	97,424
Clifford M. Kendall	118,000	46,424	--	--	--	--	164,424
Calvin. S. Koonce	51,000	46,424	--	--	--	--	97,424
James F. Lafond	66,000	46,424	--	--	--	--	112,424
David M. Osnos	41,000	46,424	--	--	--	--	87,424
Jimmy D. Ross	52,000	46,424	--	--	--	--	98,424
Bonnie K. Wachtel	56,000	46,424	--	--	--	--	102,424

Notes to Director Compensation Table

1.  The amount reported in column (b) combines amounts paid for director fees and meeting fees, as described above.

2.  Pursuant to the 2004 Non-Employee Directors Stock Plan, Mr. Kendall elected to receive $95,000 in VSE Stock (4,128 shares, $23.01 per share; Dec. 22) in lieu of cash for his annual director fees of $35,000 plus Chairman fees of $60,000; Mr. Koonce elected to receive $35,000 in VSE Stock (1,521 shares, $23.01 per share; Dec. 22) in lieu of cash for his annual director fees of $35,000; and Ms. Wachtel elected to receive 66% of her annual $35,000 director fees in VSE Stock (1,000 shares, $23.01 per share; Dec. 22 in lieu of cash; and General Ross elected to receive $45,000 in VSE Stock (1,955 shares, $23.01 per share; Dec. 22) in lieu of cash for annual director fees of $35,000 plus Chairman fees of $10,000. The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R was the fair market value of our Stock received based on its closing price on December 22, 2011 ($23.01 per share), the valuation date specified in the plan.

3.  Pursuant to the 2006 Restricted Stock Plan as amended, each non-employee director was granted an award of 1,800 shares of VSE Stock on January 3, 2012. The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R is based on the closing price of our Stock on January 3, 2012 ($25.22 per share).

Narrative to Director Compensation Table

Please see the section above entitled “Compensation of Non-Employee Directors for 2011.”

Transition and Compensation of Non-Executive Chairman

Donald M. Ervine, our former Chairman, CEO, President and Chief Operating Officer, served as Non-Executive Chairman of the Board from April 1, 2009 until May 3, 2010, at which time he continued to serve as a director until May 3, 2011. Prior to Mr. Ervine’s service as Non-Executive Chairman, he served as Executive Chairman between April 28, 2008 and March 31, 2009.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee was composed of General Ross, Mr. Kendall, Mr. Koonce, and General Eberhart. No member of the committee was at any time during 2011 or at any other time an officer or employee of VSE. No executive officer of VSE serves or has served as a member of the compensation committee of another entity that has an executive officer who serves on VSE’s Compensation Committee. No executive officer of VSE served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Board or Compensation Committee.

Mr. Koonce is a major stockholder of VSE. See table below titled “Security Ownership of Certain Beneficial Owners and Management.”

Certain Relationships and Related Transactions

There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

Please refer to “Compensation Discussion and Analysis—Narrative to Summary Compensation Table” for information on VSE’s employment agreement with Mr. Gauthier and to the section above entitled “Compensation Committee Interlocks and Insider Participation” for additional information about directors and nominees for director.

Pursuant to the Company’s policies, including Code of Business Conduct and Ethics for VSE’s directors, officers and employees, each of the above-referenced relationships and related transactions was subject to the prior consideration and approval of the Board, including a majority vote of the disinterested directors.

VSE and the trustees of VSE’s employee benefit plans have in the past effected certain of their transactions in VSE Stock through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and stockholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. During 2011 VSE benefit plans did not perform any transactions with respect to VSE Stock through Wachtel & Co., Inc., nor with Koonce Securities, Inc.

Mr. Osnos is of counsel at the law firm of Arent Fox LLP, which has represented and is expected to continue to represent VSE on various legal matters.

The Board unanimously recommends that stockholders vote “for” the election of each of the seven persons nominated to serve as a director of VSE for the ensuing year.

 Proposal No. 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of its Audit Committee, the Board has appointed the firm of Ernst & Young LLP to be VSE’s independent registered public accounting firm for the year ending December 31, 2012, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request stockholders’ approval of this appointment. The ratification of the appointment of VSE’s independent auditors will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Annual Meeting. If such approval is not received, the Board will reconsider the appointment.

In 2011 and 2010, Ernst & Young LLP services included an audit of VSE’s consolidated financial statements and reviews of the consolidated financial statements included in VSE’s Forms 10-Q filed with the SEC for each of the quarters ended March 31, June 30, and September 30. Ernst & Young LLP services also included an audit of the effectiveness of our internal controls over financial reporting as of December 31, 2011 and December 31, 2010.

Audit Fees

Ernst & Young LLP's fees for professional services rendered for the years ended December 31, 2011 and December 31, 2010, were as follows:

	2011	2010

Audit fees (1)	$1,062,635	$818,288
Audit-related (2)	$199,905	$0
Tax fees (3)	$139,800	$139,320
Other (4)	$1,995	$1,945

(1)   Includes fees and expenses related to the annual audits and to interim reviews, notwithstanding when the fees and expenses were billed. The 2010 amount includes fees associated with the acquisition of Akimeka, LLC in August 2010. The 2011 amount includes audit fees associated with the acquisition of Wheeler Bros, Inc. in June 2011.

(2)     Represents fees related to due diligence services associated with VSE’s acquisition of Wheeler Bros, Inc.

(3)     Includes fees and expenses for tax compliance and advisory services. The 2011 amount also includes fees associated with foreign tax issues, employment tax issues and other tax related services.

(4)   Represents fees related to management’s use of the E&Y Online accounting research tool.

 The Audit Committee approves in advance all audit and non-audit services provided by the independent auditors prior to their engagement with respect to such services. The Audit Committee has delegated to the Committee’s chairman the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE’s independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE’s most recent completed fiscal year, provided that the Audit Committee’s chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. The Audit Committee approved in advance all of the audit and non-audit services provided by the independent auditors in 2011 and 2010.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

The Board unanimously recommends that stockholders vote “for” the proposal to ratify the appointment of Ernst & Young LLP to serve as VSE's independent registered public accounting firm for the year ending December 31, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three non-employee directors (Mr. Lafond, Mr. Kendall and Ms. Wachtel), each of whom is considered an “independent” director for the purposes of the applicable rules of NASDAQ and the SEC. The Audit Committee’s responsibilities are set forth in its charter, a copy of which is available on VSE’s Internet website, www.vsecorp.com. The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” directors as independence is defined by NASDAQ Rule 4200(a)(15).

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and the Marketplace Rules of The NASDAQ Stock Market, Inc. with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the Company’s independent registered public accounting firm, and it discussed with the independent registered public accounting firm the adequacy of the Company’s internal controls and the overall scope and specific plans for their audit.

The Audit Committee has reviewed and discussed with management VSE’s audited consolidated financial statements as of and for the year ended December 31, 2011, and has discussed with VSE’s independent registered accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the auditors the auditors’ independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the above referenced consolidated financial statements be included in VSE’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Audit Committee:	James F. Lafond, Chairman
Clifford M. Kendall
Bonnie K. Wachtel

COMPENSATION DISCUSSION AND ANALYSIS

 OVERVIEW

Introduction

Founded in 1959, VSE Corporation (“VSE” or the “Company”) provides government services with integrity, agility and value. The Company has historically generated strong stockholder returns over the long-term and is committed to continued long-term value creation for stockholders. The government services market is highly competitive and the Company’s diversification has placed it in a more competitive market tier. The Company’s continued ability to create long-term stockholder value is dependent on our ability to attract and retain highly qualified executives in the government services market, including the named executive officers (“NEOs”) in this Proxy Statement. As discussed in the following Compensation Discussion and Analysis, VSE’s compensation program has been designed to bolster the Company’s commitment to long-term success.

Compensation Committee Philosophy

The principal objectives of our Board’s Compensation Committee (the “Committee”) are to (a) develop an executive compensation program that will attract and retain executive officers capable of leading and growing the Company in a complex, competitive and changing industry; (b) promote from within when possible, (c) maintain a compensation structure that is competitive and performance based, and (d) link total compensation to corporate goals and performance.

Compensation Program Components

The four key elements of our executive compensation program are:

1.	Base salary to compensate executives for services performed during the fiscal year.
2.
Annual performance-based monetary incentive to promote achievement of the Company’s profitability and return on beginning of stockholder equity targets  as calculated by dividing the Company’s net income for the year by its total stockholders’ equity at the beginning of the year (“ROE”).

3.	Long-term incentives, including deferred supplemental compensation and awards of restricted stock to reward executives for their contributions to the Company’s profitability and ROE.
4.	A 401(k) employee contribution matching program to maintain market competitiveness.

Basis for Compensation Decisions

For our executives as a group, we generally target total compensation, including long term incentives, on numerous factors such as: level of responsibility, individual performance, Company performance, market competitive data, and prior experience.

Leadership Structure

During 2011, the Company was managed by Maurice A. Gauthier, in his capacities as the Chief Executive Officer (“CEO”), President and Chief Operating Officer. During 2011, the following officers reported directly to Mr. Gauthier: Thomas R. Loftus, the Company’s chief financial officer, Thomas G. Dacus, president of the Company’s Federal Group until February 15, 2012. Thomas M. Kiernan, the Company’s general counsel and corporate secretary, and Nancy Margolis, president and chief operating officer of our subsidiary Energetics Incorporated. The following Compensation Discussion and Analysis outlines the processes, elements and decisions regarding 2011 compensation for our NEOs Messrs. Gauthier, Loftus, Dacus, and Kiernan and Ms. Margolis.

OVERSIGHT AND AUTHORITY OVER EXECUTIVE COMPENSATION

Compensation Committee Composition and Duties

The Committee is composed of three independent directors as defined by the NASDAQ rules and described in the section above entitled "Board, Committees and Corporate Governance."

The Committee is responsible for reviewing and recommending for Board approval the compensation of our CEO (principal executive officer), chief financial officer (principal financial officer), and other executive officers, including all of the NEOs. The Committee is governed by a written charter adopted by the Board. The full text of the charter is available on VSE’s corporate website at www.vsecorp.com.

The following is a summary of the Committee’s key responsibilities relating to executive compensation:

1.	To establish compensation programs for the executive officers, including the NEOs, of the Company and to provide recommendations to the Board regarding such compensation programs;
2.	To evaluate the CEO’s performance;
3.	To review and approve corporate goals and objectives relevant to the compensation of the NEOs and make recommendations to the Board for approval of total compensation for NEOs; and
4.	To provide recommendations to the Board regarding director compensation.

Annual Compensation Review

In December of each year, the Committee meets to review the performance and compensation of our CEO and the other NEOs.  The Committee meets in executive session to review the performance and compensation of our CEO.

In consultation with the CEO, the Committee reviews and approves the compensation of all other NEOs based on recommendations submitted by the CEO. In submitting these recommendations, the CEO evaluates the performance of the NEOs and recommends salary adjustments, bonuses, benefit plan participation, and all other elements of compensation affecting the NEOs. The Committee, subject to the Board’s approval, has discretion in approving, disapproving or modifying any recommended salary adjustments for NEOs or proposed awards to NEOs.

 Compensation Committee Philosophy and Pay-Setting Process

    Total executive compensation is structured to attract and retain a superior management team consistent with our corporate strategic goal of recruiting and retaining top level executives.  This is an essential element of our “promote from within” strategy. Our approach emphasizes investment in high performing internal candidates for career development and advancement. The strategic intent is to produce a stronger management team over time rather than incurring market driven attrition resolved through external recruitment.

    The Committee believes it is important to maintain a compensation structure that is competitive, so we can attract and retain the executives we require to perform well, while maintaining labor rates that permit us to compete effectively in the markets we serve. We measure our competitiveness by comparing our prices for services against competitor prices and by monitoring our ability to recruit and retain highly qualified executives.

    Our chosen markets have compelled us to compete routinely against much larger companies for both new work and the executive talent required to succeed in those markets. Consequently, it is important to consider the total compensation offered by those companies as one factor in setting total compensation at VSE. However, the executives at competitor companies are compensated for leading larger organizations of similar complexity with larger staffs. We believe that the total compensation of the executives of these competitors is significantly greater than that of their VSE executive peers largely due to scale (revenue and headcount). In establishing the compensation of our executives, we also consider, in addition to the compensation of executives of competitors other factors such as revenue, headcount and net income at equivalent divisions within those competitors.

    The Committee also believes it is important to maintain a compensation structure that is performance-based, such that approximately two-thirds of potential total compensation for each of our NEOs is “at risk” and subject to incentives based on achieving defined short- and long-term performance-based goals and depends on exceeding pre-established targets for profitability and return on beginning stockholders’ equity.

    The Committee considers multiple factors when determining compensation levels for NEOs, including level of responsibility, individual performance, Company performance, market competitive data, and prior experience. These considerations compel the Committee to make determinations with respect total compensation recommendations while incorporating other relevant factors such as bookings, backlog, client satisfaction and operational performance. The next step is to factor our competitive short term and long term performance incentives into the total compensation equation. VSE’s short-term and long-term incentive compensation constitutes about two thirds of potential  total compensation, with base salaries constituting approximately one-third of potential total compensation.

For the three-year period ended December 31, 2011, the percentages of total compensation of each component of NEO compensation were approximately as follows (please refer to the Summary Compensation Table below for actual amounts):

NEO Compensation Components as Percentage of Total Compensation 2009-2011 Table

NEO Compensation Component	Percentage of Total Compensation 2009-2011
Base salaries	42%
Performance-based monetary incentives	28%
Long-term incentives-- Deferred Supplemental Compensation and Restricted Stock	28%
Other compensation-- 401(k) Match	2%

Role of Compensation Consultant

The Committee has the authority to engage independent compensation consultants to assist in evaluating the compensation of NEOs, as well as to provide periodic reviews of the effectiveness and competitiveness of VSE’s executive compensation structure. During 2010 the Committee interviewed several experienced compensation consultants and advisory firms and ultimately selected and retained PricewaterhouseCoopers LLP (“PwC”). In 2010, PwC advised the Committee on a variety of compensation-related issues, including:

• The appropriateness of potential modifications to the Company’s long-term incentive plan, taking into account market trends and competitive practices.
• Pay levels and compensation mix for NEOs;
• Development of VSE Stock retention guidelines; and
• Emerging compensation trends.

PwC received approximately $26,000 in fees from the Company in 2010 for the services described above. Other than providing the services described above as a consultant to the Compensation Committee, PwC provided no other services to the Committee or otherwise to the Company in 2010. The Compensation Committee did not believe it was necessary to hire a compensation consultant for 2011.

Peer Companies and Survey Data

The government services market is complex and competitive. The Committee believes that a competitive compensation package is an important tool in our efforts to attract and retain qualified executives with government services contracting experience. In determining total compensation for our NEOs, we consider competitive market data for a peer group of publicly traded companies. The Committee does not apply a formulaic approach to setting individual elements of the NEOs’ compensation or their total compensation amounts and does not set compensation levels at any specific level or percentile against the peer group data described below. However, the Committee periodically reviews market compensation levels to determine whether the total compensation opportunity for the NEOs is appropriate in view of factors such as the compensation arrangements for similarly situated executives in the market and may make adjustments as the Committee determines appropriate.

The peer group has historically been selected on the basis of comparable market capitalization, revenues and profit margins. Our growth between 2007 and 2009 caused us to outgrow our peer group. For 2010, the Committee directed management to develop a new peer group consisting of publicly traded companies that are more comparable to our current market capitalization, revenues and profit margins. Additionally, the Committee decided to limit the peer group to those companies with which we compete for new work and executive talent. Three companies met this criteria: Dynamics Research Corporation, ICF International, Inc. and SRA International, Inc. The Committee believes that to attract and retain qualified executives, total compensation levels for our NEOs should be established at a competitive level relative to this group of companies. The nature of our highly decentralized and diverse lines of business presents challenges in identifying similar organizations for comparison purposes; therefore we added four larger companies to provide additional market data regarding “aspirational” peers: AECOM Technology Corporation, CACI International Inc., ManTech International Corporation and SAIC, Inc. In 2011, SRA International, Inc. was acquired by a private equity group, and therefore was eliminated from the peer group.

2011 Peer Group

Similarly Sized Peers	Aspirational Peers
Dynamics Research Corporation	AECOM Technology Corporation
ICF International, Inc.	CACI Inc.
ManTech International Corporation
SAIC, Inc.

   In preparing analyses of pay levels and compensation mix, PwC also referred to other commercially available survey sources such as the World@Work 2010/2011 Salary Budget Survey.

Consideration of Risk

Our compensation programs are discretionary, balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved only through consistent superior performance over sustained periods of time. In addition, large amounts of compensation are usually deferred or only realizable upon retirement. We believe this provides strong incentives to manage the Company for the long-term, while avoiding excessive risk-taking in the short-term. Likewise, the elements of compensation are balanced among current cash payments, deferred cash and equity awards.

Additionally, to align further the interests of our executive officers with those of our stockholders in pursuit of long-term value creation, the Committee recommended and the Board approved Stock retention guidelines for directors and other participants in VSE’s 2006 Restricted Stock Plan to be phased in over time as described in the section below entitled “Stock Retention Guidelines.”

The Committee reviews the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Committee also reviews the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

EXECUTIVE COMPENSATION COMPONENTS

The four key elements of our executive compensation program are base salary, performance-based monetary incentives, long-term incentives, and 401(k) matching program.

Base Salary

The Committee believes that one of the most effective ways to compete in the government services industry’s executive labor market is to offer our executive officers a competitive base salary. The Committee analyzes each executive officer’s compensation using the following process:

1.	Review the key executive positions within the Company in terms of scope and responsibility, job complexity, knowledge, experience required, and other relevant factors.
2.	Rank the executive positions on the basis of these factors to establish a logical relationship among them.
3.	For the NEOs, develop a salary band using the Market Reference Point as the 50th percentile.
4.	For other executive positions, establish salary ranges by utilizing applicable industry surveys.

We generally set our NEOs’ base salaries to fall near the 50th percentile of the peer group. The Committee reviews the base salaries of all executive officers, including the NEOs, on an annual basis in December of each fiscal year. The CEO provides his recommendations to the Committee on compensation actions for all other executive officers. The Committee, in conjunction with the CEO, determines whether to recommend adjustments to the base salaries of our executive officers, including our NEOs, in connection with these reviews.

The Committee considers each executive’s benchmarking against the relevant market reference point, position and scope of responsibilities. In addition to such external market considerations, the Committee also considers internal pay equity among our executives, including the NEOs, for base salary planning. The foregoing discussion of how the Committee determines base salaries is not intended to be exhaustive, but does summarize the material factors considered by the Committee. The Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. The Committee conducted an overall analysis of the factors described above and considered the totality of the information presented to it, including discussions with our senior management.

In December 2010, the Committee approved 2011 base salary increases for Messrs. Gauthier, Loftus, Dacus and Kiernan, and Ms. Margolis. This decision was based on a combination of peer group adjustments and merit-based increases, with total compensation serving as the basis for peer comparisons. Mr. Gauthier, in his capacity as CEO, President and Chief Operating Officer, received an increase in base salary from $500,000 to $515,000. Mr. Loftus received an increase in base salary from $260,000 to $267,800. Mr. Kiernan received an increase in base salary from $228,700 to $235,560. Ms. Margolis received an increase in base salary from $208,000 to $214,240.

Base Salaries of Named Executive Officers 2010 – 2012 Table

Named Executive Officer	2010	2011	2012
Maurice A. Gauthier	500,000	515,000	515,000
Thomas R. Loftus	260,000	267,800	267,800
Thomas G. Dacus	244,420	244,420	244,420
Thomas M. Kiernan	228,700	235,557	235,557
Nancy Margolis	208,000	214,240	214,240

Subsequent Committee Actions

    In December 2011, the Committee approved the CEO’s recommendation to maintain NEO 2012 compensation at 2011 levels.

Performance-Based Monetary Incentive Compensation

    In December 2009, the Committee recommended and the Board adopted a performance bonus plan based on achieving annual financial results in excess of financial thresholds established by the Committee and approved by the Board at the beginning of each year (the “Bonus Plan”).

    In December 2011, the Committee recommended and the Board approved, the awarding of performance bonuses for the NEOs under the Bonus Plan in respect of VSE’s fiscal year ending December 31, 2011 (“Fiscal 2011”).  These bonus amounts range from 2% of the NEO’s base salary for achieving a return on beginning VSE stockholders’ equity in excess of 12% to a maximum 100% of base salary for achieving a return for Fiscal 2011 on beginning stockholders’ equity of 25% or more. The maximum eligible bonus potential is set forth below.

Name	Maximum Bonus Potential
Maurice A. Gauthier	$515,000
Thomas R. Loftus	$267,800
Thomas G. Dacus	$244,420
Thomas M. Kiernan	$235,557
Nancy Margolis	$214,240

For Fiscal 2011 VSE achieved a return on beginning stockholders’ equity (ROE) of approximately 17% ($20.5 million) as compared to the corporate goal of 25% with aggregate annual performance bonuses under the Bonus Plan of about $4.6 million. Specific amounts paid to NEOs under the Bonus Plan are reported in the Summary Compensation Table below under the heading “Non-equity Incentive Plan Compensation.”

The goals consist principally of operating income targets for operating group executives, and return on beginning stockholders’ equity for corporate staff, corporate officers and corporate executives, including the CEO and Chief Financial Officer (return on beginning stockholders’ equity as calculated by dividing net income for the year by total stockholders’ equity at the beginning of the year). To participate in the bonus program, an executive must be an employee during the fiscal year that the bonus payment is earned and at the time the payment is distributed. During Fiscal 2011 the pool thresholds were established as follows:

·
The bonus pool for operations is determined by a percentage of pretax income formula based on a return on beginning VSE stockholders’ equity at a 12% threshold. Individual operating group executives’ bonuses are capped at 100% of salary.

·
The bonus pool for corporate staff, corporate officers, and corporate executives is determined as a percentage of salary based on VSE’s return on stockholders’ equity at a 12% threshold. Individual administrative bonuses are capped at 15% of salary for corporate staff, 65% of salary for corporate officers and 100% of salary for NEOs, including the CEO and Chief Financial Officer.

    Our bonus pool for operations personnel as well as corporate staff, officers and executives is developed by the increase in return on beginning stockholders’ equity (ROE). A ROE of less than 12% results in no performance bonus for operations personnel or the corporate staff, officers or executives. As ROE equals or increases above the 12% threshold, the bonus pool is created. The bonus pool will continue to increase as long as ROE (net of all compensation costs) increases. At year end, the Committee exercises its discretion in how much of the pool to allocate to both operations personnel and corporate staff based in part upon executive management’s recommendation and the Company’s overall performance.  For 2011, the maximum bonus pool target for ROE was 25%.  Because the actual ROE for 2011 was approximately 17%, the NEOs, other corporate officers and corporate staff did not receive their maximum bonus target. For 2012, the Board approved in December 2011 a maximum ROE target of 23% for the bonus pool.

Long-Term Incentive Compensation

    VSE provides long-term incentive compensation to its NEOs to reward them for their contributions to the Company’s profitability and return on beginning stockholders’ equity. The two components of the Company’s long-term incentive program are the Deferred Supplemental Compensation Plan and the Restricted Stock Plan.

Deferred Supplemental Compensation

    VSE has a nonqualified, non-contributory Deferred Supplemental Compensation Plan (“DSC Plan”) for all VSE corporate officers, including NEOs. The objective of the DSC Plan is to compensate executives for their contribution to VSE’s profitability. The DSC Plan provides, at the Board’s discretion, for a bonus pool to be created through an annual contribution to the plan not to exceed 12% of VSE’s consolidated net income for the year. Each officer’s potential allocation from the annual contribution bears the same percentage of the annual contribution as that officer’s salary bears to total annual officer salaries. In December 2011, the Compensation Committee and Board approved the CEO’s recommendation to make individual performance based allocations for attainment of established performance goals. Therefore, the participants’ actual allocation may vary as a percentage of salary among participants beginning in 2012.

    Benefits  are payable to participants on retirement or resignation, subject to a vesting schedule, two-year non-competition agreement and other plan provisions, or a change of control of VSE occurs as described in the section below entitled “Employment Contracts and Severance Agreements.” The Board believes the vesting schedule and completion of the non-competition agreement prior to receiving a distribution create an additional benefit of encouraging executive retention.

    In December 2010, the Committee recommended and the Board approved an annual contribution of 8% of VSE’s consolidated net income for Fiscal 2011 to constitute the bonus pool for Fiscal 2011. Eight percent of VSE’s Fiscal 2011 net income is approximately $1.6 million, which was the amount authorized in December 2011 and allocated to 34 participant accounts, including $406,000 allocated to NEOs.

Subsequent Committee Actions:

In December 2011, the Committee recommended and the Board approved an annual contribution of 8% of VSE’s consolidated net income for VSE’s fiscal year ending December 31, 2012 (Fiscal 2012) to constitute the DSC bonus pool for Fiscal 2012.

Restricted Stock

    The Committee believes that compensating executives with restricted VSE Stock fosters a long-term focus on the Company’s operational and financial performance and provides our executives with a means to establish an equity stake in the Company that will, in turn, align their interests with those of our stockholders. In addition, the vesting provisions and other restrictions on sale of the equity awards encourage executive retention.

    Under the Restricted Stock Plan, a dollar-denominated award equal to a percentage of a participant’s base salary can be earned based on the Company’s level of achievement with respect to return on beginning stockholders’ equity for the prior fiscal year. The awards range from 2.5% of base salary for a 12% return on equity to 60% of base salary (70% of base salary in respect of the CEO) for a return on equity of 25% or higher.

    For Fiscal 2011, VSE’s return on beginning stockholders’ equity was approximately 17% compared to the maximum target of 25%. The CEO was awarded Restricted Stock equal to 20% of his base salary compared to the maximum target of 70% of his base salary for the year subject to vesting and other restrictions, as reported in the below section entitled “Compensation of Chief Executive Officer.” NEOs other than the CEO were awarded restricted stock under the Restricted Stock Plan equal to 25% of their base salary for the year compared to the maximum target of 60%, subject to vesting and other restrictions.  Specific amounts paid to the NEOs for 2011 under the Restricted Stock Plan are reported in the Summary Compensation Table below under the heading “Stock Awards.”  The following table displays restricted Stock awards based on ROE performance.

	Restricted Stock – Compensation Table:
	Compensation Opportunity Table
Return on Equity	% of Base Salary NEOs other than CEO	% Base Salary-CEO
25% & higher	60%	70%
24%	55%	65%
23%	50%	60%
22%	45%	55%
21%	40%	50%
20%	35%	45%
19%	30%	40%
18%	25%	30%
17%	20%	20%
16%	15%	15%
15%	10%	10%
14%	7.5%	7.5%
13%	5.0%	5.0%
12%	2.5%	2.5%
Below 12%	0%	0%

Our five-year extension of the Restricted Stock Plan to 2016 was approved by the Board on March 2, 2011, and by the stockholders at the 2011 Annual Meeting. Our 2006 Restricted Stock Plan was approved by our Board and stockholders to replace the equity-based compensation provided under the 2004 Option Plan.

In December 2011, the Board approved administrative amendments to the Restricted Stock Plan, (as amended March 2, 2011, the “Plan”). Such amendments clarified the vesting provisions of the Plan which is it has been administered since inception.

1.           Section 7(e) of the Plan was replaced with the following:

(e)           Vesting / Lapse of Restrictions.  Unless the Committee determines otherwise, the Vesting Date for Restricted Stock or Restricted Stock Units shall occur in three equal amounts based on the dollar amount of the respective Award, beginning on the Initial Vesting Date (as defined below) and on the next two anniversaries of the Initial Vesting Date, subject to the Plan’s provisions, including the Change of Control provisions. The Initial Vesting Date shall be the first business day of the month following the date on which the Company’s outside auditor confirms the Company’s annual earnings releases for the Company’s most recently completed fiscal year.  Each vested dollar amount shall be converted to VSE stock at a rate equal to the closing price of VSE stock as of each Vesting Date.  However, except as may be otherwise provided by the Committee, a Vesting Date shall occur only if the Grantee is an employee of a Participating Company as of such Vesting Date, and has been an employee of a Participating Company continuously from the Date of Grant. Notwithstanding anything here into the contrary, the Committee may, in its sole discretion, waive, in whole or in part, any remaining conditions to vesting with respect to any Award of Restricted Stock or Restricted Stock Units. Any such modifications shall be memorialized in the Grantee’s Award, including any amendments thereto.

2.           Section 5(b) of the Plan was replaced with the following:

(b)           Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to:

(i)           select those Employees and Non-Employee Directors to whom Awards shall be granted under the Plan, to determine the number of Shares or Restricted Stock Units, as applicable, to be granted pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award, including the restrictions applicable to such Shares and the terms and conditions for vesting of such Awards; and

(ii)           interpret the Plan’s provisions, prescribe, amend and rescind rules and regulations for the Plan, and make all other determinations necessary or advisable for the administration of the Plan.

The determination of the Committee in all matters as stated above shall be final, binding and conclusive.

Awards made under the Restricted Stock Plan are subject to Committee authorization based on audited financial results, including total compensation costs, competitiveness of total executive compensation and other factors determined by the Committee and Board. The Committee may, in its sole discretion, reduce or totally eliminate an award to the extent it determines that such reduction or elimination is appropriate under facts and circumstances the Committee deems relevant.

Other Compensation

VSE executive officers, including NEOs, are eligible to participate in the VSE Employee 401(k) Plan, which is an Internal Revenue Service qualified plan available to all eligible employees.

During Fiscal 2011, VSE paid a 401(k) matching contribution equal to 100% of the employee deferral on the first 3% of the employee pay deferred and 50% of the employee deferral on the next 2% of the employee pay deferred, with all such contributions fully vested when made.

Specific amounts contributed to the VSE 401(k) Plan on behalf of the NEOs are included in the Summary Compensation Table under the heading “All Other Compensation.”

VSE does not provide any of its executives, including the NEOs, with perquisites or other personal benefits having a total annual value in excess of $10,000. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs.

COMPENSATION OF CEO

    Mr. Gauthier, our CEO, assumed the responsibilities of CEO, President, and Chief Operating Officer in April 2008, and became a Board member in April 2009. His activities include leadership in developing the Company’s strategies, overseeing all of the Company’s major business and staff units, and guiding and developing VSE’s senior management. During 2011, each of the other NEOs reported directly to Mr. Gauthier. Our Board and the Committee recognize that the Company’s performance is the direct result of the CEO’s leadership.

Pay Awarded for 2011

In December 2010, based on Mr. Gauthier’s management of the Company and the compensation decision making processes and policies described above, the Committee and the Board increased Mr. Gauthier’s base salary to $515,000. In December 2011, the Committee and the Board awarded Mr. Gauthier an annual incentive bonus for 2011 of up to $515,000, which would be approximately 33% of his overall compensation target. Based on the actual 2011 ROE, the amount paid was $154,502. In December 2011, the Committee recommended and the Board approved an award to Mr. Gauthier of restricted Stock in an amount of up to 70% of his base salary. Based on the actual 2011 ROE, the awarded amount was 20% of his salary. Specific amounts awarded to Mr. Gauthier are listed in the Summary Compensation Table below.

Pay Approved for 2012

          In December 2011, the Committee recommended and the Board approved the following compensation for Fiscal 2012 for Mr. Gauthier: (a) $515,000 in base salary, (b) participation in the DSC Plan (subject to an aggregate annual contribution not to exceed 12% of its consolidated net income for the Fiscal 2011 and for all participants in the plan), (c) a participation in the Bonus Plan of up to 100% of Mr. Gauthier’s base salary for Fiscal 2012 (or a maximum bonus of $515,000), and (d) an award under the Restricted Stock Plan of restricted stock in an amount of up to 70% of his base salary for Fiscal 2012 (or a maximum of $360,500).

2008 One-Time Incentive Bonus and Grant of Stock

    In April 2008, as an incentive to become our CEO, President and Chief Operating Officer, Mr. Gauthier received a one-time cash bonus of $25,000 and a grant of 5,831 shares of VSE Stock that (an award of approximately $200,000) vested and were issued at the April 21, 2008 closing price of $34.30 per share, as follows: (a) 25% of the shares vested and were issued to Mr. Gauthier on each of April 28, 2009 and April 28, 2010; and (b) 50% of the shares vested and were issued to Mr. Gauthier on April 28, 2011.

OTHER COMPENSATION POLICIES

Employment Contracts and Severance Agreements

CEO

Mr. Gauthier is employed under an employment agreement for a term ending on April 28, 2015.

Mr. Gauthier's employment may be terminated by the Company for willful and gross misconduct, and his employment will also be terminated in the case of death or disability. If Mr. Gauthier's employment is terminated because of death or disability, his beneficiary or he, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability.

If Mr. Gauthier's employment is terminated by the Company without cause before April 28, 2015, Mr. Gauthier will be entitled to a lump sum severance compensation payment equal to the lesser of two times his annual base salary then in effect or such amount as would not trigger the application of Section 280G of the Internal Revenue Code of 1986, as amended (the “280G Limitation”). If a change of control of VSE, as defined, occurs, Mr. Gauthier may terminate his employment agreement for good reason, as defined, on 30 days' notice. If Mr. Gauthier or VSE terminates the employment agreement for good reason within 365 days after a change of control of VSE occurs, Mr. Gauthier will be entitled to the lesser of three times his annual base salary then in effect or the 280G Limitation.

Other NEOs

The Company has also entered into employment and transition agreements with each of the other NEOs.  These agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under these agreements for the NEOs is also summarized in the Executive Compensation section below under the caption “Potential Payments on Termination or Change of Control.”

Payments Made On Termination

On termination of employment with VSE or any of our subsidiaries, a NEO is entitled to receive amounts earned during his term of employment, including salary through date of termination, unused vacation pay and reimbursement for company business and travel expenses.

The NEO also retains a vested interest in and is entitled to receive payment in accordance with respective plan documents and other applicable procedures, restrictions (such as termination-for-cause), and expiration dates in respect of his 401(k) account, DSC Plan account and restricted Stock.

The NEO is also entitled to continue participation in our group health plans for a period of 18 months (COBRA continuation coverage) following termination on payment of 102% of the monthly premium charged to us for such coverage. We have no executive-only health benefit plans.

In the event of involuntary termination without cause, a NEO is eligible for up to four months of outplacement assistance services having an estimated value of about $6,250.

Payments Made On Death or Disability

Pursuant to employment agreements with each NEO, in the event of the NEO’s death or disability for any period of six consecutive months in addition to the benefits listed under the headings “Payments Made On Termination” and “Payments Made On Retirement” above, the NEO’s designated beneficiary or the NEO, as the case may be will be paid the NEO’s base salary then in effect for one full year following the date of death or disability.

Payments Made On Change of Control

In addition to VSE’s employment agreement with the CEO, VSE has entered into an employment agreement with each of the other NEOs providing that if a change of control of VSE occurs, the NEO may terminate the employment agreement on 30 days’ notice. If a NEO’s employment is terminated following a change of control, in addition to the benefits listed above under “Payments Made on Termination,” the NEO will receive:

·	a lump sum payment of one or two times the NEO’s base salary

·	full vesting and payment of the NEO’s DSC Plan account

·	full vesting and payment of the NEO’s Restricted Stock Plan benefits

The employment agreements and change of control provisions for each of the NEOs, other than the CEO, are substantially similar. Generally, pursuant to the agreements, a change of control is deemed to have occurred on the occurrence of any of the following events:

·	30% or more of the outstanding VSE Stock is acquired beneficially by one or more persons acting together in concert or otherwise;

·	a cash tender or exchange offer is completed for an aggregate of 40% or more of the outstanding VSE Stock;

·
Our stockholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of our assets, unless after the merger or consolidation, VSE is  the surviving corporation and more than 50% of the outstanding VSE Stock is beneficially owned by existing VSE stockholders immediately before the merger, consolidation or asset sale; or

·	two or more directors are elected to the Board without having previously been nominated and approved by the Board members immediately prior to such election.

STOCK RETENTION GUIDELINES

To align the interests of our executive officers with those of our stockholders, the Committee recommended and the Board approved stock retention guidelines for directors and Restricted Stock Plan participants. Beyond the normal vesting schedule and two year stock sales restriction period, it is the Board’s sense that the guidelines for restricted Stock retention be phased in over time. It is also the Board’s intent that these guidelines be subject to annual Board review and, under certain circumstances, be subject to Board waiver. The recommended guidelines for the retention of restricted Stock are as follows:

Directors:  by the end of 2013, each current Director will be encouraged to retain Stock of market value equivalent to five years of the Director’s cash portion of his or her annual retainer, excluding meeting fees. Any Director appointed after the date of these guidelines will be expected to retain at least as much Stock as the Director’s earned cumulative cash retainer until such time the market value of his or her Stock is equal to at least five years of the Director’s cash portion of the retainer.

Management Team:

By the end of 2015:

CEO:  the CEO is encouraged to retain Stock of market value equal to five years of the CEO’s current base salary.

Other NEOs: Each of the other NEOs is encouraged to retain Stock with a market value equal to three years of the NEO’s current base salary.

Corporate Officers other than NEOs:  Each of these officers is encouraged to retain Stock with a market value equal to two years of his or her current base salary.

Other Restricted Stock Plan participants: Each of these officers is encouraged to retain Stock with a market value equal to one year of his or her current base salary.

While both directors and officers are encouraged to maintain and increase their VSE Stock positions, these guidelines are not intended for directors or officers to be obligated to purchase Stock on the open market to rebalance their holdings that may fall below the suggested guidelines referenced above as a result of unusual swings in the market value of VSE Stock during any particular period.

New directors and officers will be encouraged to retain their allocated Stock to achieve over time the suggested holding thresholds referenced above, but they will not be required to purchase Stock on the open market to achieve such thresholds.

Tax Deductibility

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that companies may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements to ensure competitive levels of total compensation for its executive officers. For 2009, 2010 and 2011, we believe that all compensation paid to the NEOs is deductible for federal income tax purposes, except for deferred supplemental compensation contributions that may not be deducted until distributed in accordance with Internal Revenue Service regulations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the preceding Compensation Discussion and Analysis and has discussed its contents with VSE management. Based on the review and discussions, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee:	Ralph E. Eberhart, Chairman
Clifford M. Kendall
Calvin S. Koonce

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs in each of the last three fiscal years.

Name and principal position ___________ (a)	Year _____ (b)	Salary ($) ______ (c)	Bonus ($) ______ (d)	Stock awards ($) (1) _________ (e)	Option awards ($) _______ (f)	Non-equity incentive plan compen-sation ($) (2) _______ (g)	Change in pension value and non-qualified deferred compen-sation earnings ($) _______ (h)	All other compen-sation ($) (3) _______ (i)	Total ($) ______ (j)
Maurice A. Gauthier	2011	515,008	--	103,002	--	154,502	--	151,336	928,848
CEO, President and Chief	2010	500,000	--	291,673	--	400,009	--	174,295	1,365,977
Operating Officer (4)	2009	415,000	--	249,001	--	415,000	--	157,566	1,236,567

Thomas R. Loftus	2011	267,800	--	53,560	--	80,340	--	83,397	485,097
Executive Vice President	2010	260,000	--	130,000	--	208,000	--	95,009	693,009
and Chief Financial Officer	2009	225,000	--	135,008	--	225,000	--	86,558	671,566

Thomas G. Dacus	2011	244,420	--	48,884	--	70,000	--	76,949	440,254
Executive Vice President	2010	244,420	--	122,210	--	183,318	--	90,171	640,119
and President, Federal Group	2009	235,000	--	141,001	--	235,000	--	90,348	701,349

Thomas M. Kiernan	2011	235,557	--	47,111	--	70,667	--	73,033	426,368
Vice President, General Counsel	2010	228,696	--	114,348	--	182,957	--	83,591	609,592
and Secretary	2009	210,018	--	126,011	--	136,511	--	83,029	555,569

Nancy Margolis	2011	214,240	--	42,848	--	160,000	--	67,427	484,515
President, Energetics Inc.	2010	208,000	--	--	--	183,000	--	49,996	440,996
	2009	167,856	--	--	--	120,000	--	13,821	301,677

Notes to Summary Compensation Table

1.
The amounts reported in column (e) represent annual performance-based awards under the Restricted Stock Plan. The amounts in this column reflect the aggregate grant date fair values of Restricted Stock Plan awards computed in accordance with applicable accounting guidance. The Restricted Stock Plan awards were based on achieving an ROE of approximately 17% (20% of base salary for 2011) and are subject to a two-year vesting schedule: one-third of the award vests after completion of our annual financial audit and one-third on each of the next two anniversaries of such initial vesting date, subject to continued employment with the Company. Restricted Stock awarded under the Restricted Stock Plan is further subject to a two-year holding period and other restrictions on sale. See discussion above under the caption “Executive Compensation Components—Long-Term Incentive Compensation.”

2.
The amounts reported in column (g) represent cash paid to the NEOs under VSE’s performance bonus plan. This plan is discussed above under the caption “Executive Compensation Components—Performance-Based Monetary Incentive Compensation.”

3.
The amounts reported in column (i) represent 401(k) plan matching contributions allocated to each of the NEOs’ accounts pursuant to VSE’s Employee 401(k) Plan discussed above under the caption “Executive Compensation Components—Other Compensation.” Also reported in column (i) is the amount allocated to each NEO’s account in the DSC Plan. See discussion above under the caption “Executive Compensation Components—Deferred Supplemental Compensation.” Also reported in column (i) for Ms. Margolis is a contribution for the Energetics pension plan.

Narrative to Summary Compensation Table

    See “Compensation Discussion and Analysis” above for a description of the compensation plans pursuant to which the amounts listed in the “Summary Compensation Table” were paid or awarded and the criteria for such payments and awards.

Grants of Plan-Based Awards in Fiscal Year 2011 Table

    The table below reports all grants of plan-based awards to each of the NEOs for the year ended December 31, 2011.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: number of shares or units (#)	All other option awards: number of securities under-lying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(3)	(i)	(j)	(k)	(l)
Maurice A. Gauthier (2)	01/14/11	--	--	--	12,875	51,501	360,506	--	--	--	103,002
Thomas R. Loftus	01/14/11	--	--	--	6,695	26,780	160,680	--	--	--	53,560
Thomas G. Dacus	01/14/11	--	--	--	6,111	24,442	146,652	--	--	--	48,884
Thomas M. Kiernan	01/14/11	--	--	--	5,889	23,566	141,334	--	--	--	47,111
Nancy Margolis	01/14/11	--	--	--	5,356	21,424	128,544	--	--	--	42,848

Notes to Grants of Plan-Based Awards Table

1.           The amounts reported above represent potential payments to the NEOs under the Restricted Stock Plan, which is discussed above under the caption “Executive Compensation Components—Long-Term Incentive Compensation.”

2.           The amount reported above represents potential payments to Mr. Gauthier under the Restricted Stock Plan. The amount excludes an award of 2,915 shares of VSE Stock on April 22, 2008, pursuant to Mr. Gauthier’ employment agreement, with subsequent vesting and issue dates, subject to Mr. Gauthier's employment not having been terminated. The total of 5,831 shares of VSE Stock awarded at the April 21, 2008, closing price of $34.30 represented an award of approximately $200,000, of which 1,458 shares vested on April 28, 2009 and on April 28, 2010 and, the balance of 2,915 shares vested on April 28, 2011).

3.           The amounts in column (h) represent a maximum payout equivalent to 60% of the annual base salary of each NEO, except for Mr. Gauthier’s maximum payout equivalent to 70% of his annual base salary.

Narrative to Grants of Plan-Based Awards Table

   See “Compensation Discussion and Analysis” above for a description of the Restricted Stock Plan pursuant to which the amounts listed in the “Grants of Plan-Based Awards in Fiscal Year 2011 Table” were paid or awarded and the criteria for such payments and awards.

Outstanding Equity Awards at Fiscal Year End Table

    The table below reports all outstanding equity awards for each of the NEOs for fiscal year ended December 31, 2011.

	Option awards (1)					Stock awards (2)
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: number of securities underling unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)

Maurice A. Gauthier	--	--	--	--	--	--	--	--	380,500
Thomas. R. Loftus	--	--	--	--	--	--	--	--	185,200
Thomas G. Dacus	--	--	--	--	--	--	--	--	177,400
Thomas M. Kiernan	--	--	--	--	--	--	--	--	165,300
Nancy Margolis	--	--	--	--	--	--	--	--	42,800

Notes to Outstanding Equity Awards Table

1. All options that were granted to the NEOs under VSE’s 2004 Stock Option Plan had been exercised or expired on or before December 31, 2009. Therefore, no data appears in the Table.

2. As discussed above, the Restricted Stock Plan provides for dollar-denominated awards that are subject to a two-year vesting schedule: one-third of the award vests after completion of VSE’s annual financial audit and one-third on each of the next two anniversaries of such initial vesting date. As each third of the dollar-denominated award vests, the award is converted into restricted VSE Stock based on the fair market value (closing market price) of VSE Stock at the date of conversion. Accordingly, the number of shares of restricted Stock that have not vested is not currently determinable (see discussion above under the caption “Executive Compensation Components—Long-Term Incentive Compensation”). The aggregate dollar-denominated value of all such awards that have not vested as of December 31, 2011, is reported in column (j) of the table.

Narrative to Outstanding Equity Awards Table

On December 30, 2005, the Board discontinued awarding options to purchase VSE Stock. Options outstanding as of December 30, 2005, were not affected by this Board action. See discussion above under the caption “Executive Compensation Components—Long-Term Incentive Compensation.”

Option Exercises and Stock Vested During Fiscal Year 2011 Table

The following table reports stock options exercised and stock awards vested by the NEOs during the fiscal year ended December 31, 2011.

Name ______ (a)	Option awards		Stock awards
	Number of shares acquired on exercise (#) __________ (b)	Value realized on exercise ($) (1) __________ (c)	Number of shares acquired on vesting (#) (2) ____________ (d)	Value realized on vesting ($) _________ (e)
Maurice A. Gauthier	--	--	5,969	160,346
Thomas R. Loftus	--	--	3,225	86,605
Thomas G. Dacus	--	--	3,332	89,453
Thomas M. Kiernan	--	--	2,022	54,321
Nancy Margolis	--	--	--	--

Notes to Options Exercises and Stock Vested Table

1. No stock options were exercised by the NEOs during 2011. VSE has not granted any stock options to its employees, including officers, since December 31, 2005 and as of December 31, 2009 all VSE stock options had been exercised or had expired.

2. The number of shares acquired on vesting reported in column (d) excludes the shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law, as follows: Mr. Gauthier—2,835 shares, Mr. Loftus—1,531 shares, Mr. Dacus—1,581 shares, Mr. Kiernan—960 shares. The value realized on vesting reported in column (e) represents the number of vested shares acquired valued at the closing market price for VSE Stock ($26.86 per share) on the vesting date (March 2, 2011), excluding the shares withheld for  the minimum amount of taxes required to be withheld by the Company under applicable law.

Pension Benefits

VSE does not provide pension arrangements or post-retirement health coverage for executives and employees. VSE and Energetics sponsor participation in the VSE Employee 401(k) Plan, Energetics sponsors a profit sharing plan, ICRC sponsors a 401(k) Plan, and G&B sponsors a 401(k) Plan; all of the plans are IRS-qualified, defined contribution, money-purchase plans. VSE also has a nonqualified deferred compensation plan as discussed below. Energetics, ICRC and G&B are wholly owned subsidiaries of VSE.

Nonqualified Deferred Compensation Table

The following table provides information related to potential benefits payable to each NEO under VSE’s Deferred Supplemental Compensation Plan as of and for the year ended December 31, 2011.

Name (1) _________ (a)	Executive contributions in last FY (2) ($) _________ (b)	VSE contributions in last FY (3) ($) _________ (c)	Aggregate earnings in last FY ($) ________ (d)	Aggregate withdrawals/ distributions ($) ________ (e)	Aggregate balance at last FYE (4) ($) _________ (f)
Maurice A. Gauthier	--	141,536	5,329	--	583,934
Thomas R. Loftus	--	73,597	8,729	--	552,790
Thomas G. Dacus	177,861	67,172	15,488	--	660,899
Thomas M. Kiernan	--	64,736	(1,924)	--	225,795
Nancy Margolis	--	58,878	(3,358)	--	88,753

Notes to Nonqualified Deferred Compensation Table

1.
Mr. Loftus has been a participant in the plan or predecessor plans for more than 20 years, Mr. Dacus, Mr. Gauthier, Mr. Kiernan and Ms. Margolis have been participants for ten years, four years, three years, and two years, respectively.

2.	Included in VSE’s contribution is a 2010 bonus deferral for Mr. Dacus for approximately $177,861.

3.	Amounts reported in column (c) are reported in the Summary Compensation Table, column (i). Aggregate earnings (losses) reported in column (d) are not reported in the Summary Compensation Table.

4.
Amounts reported in column (f) include aggregate contributions that were reported as compensation to the NEOs in the Summary Compensation Table for previous years and aggregate earnings that were not reported as compensation. Aggregate contributions previously reported in the Summary Compensation Tables for the years 2000 through 2011, the period for which plan records identifying contributions to individual participants are available, and aggregate earnings (losses) for the same period, were:

Aggregate Company Contributions and Earnings, 2000-2011

Name	Aggregate Company Contributions (S)	Aggregate Earnings ($)
Maurice A. Gauthier	525,123	58,811
Thomas R. Loftus	471,912	80,878
Thomas G. Dacus	607,314	53,585
Thomas M. Kiernan	217,405	8,390
Nancy Margolis	92,111	(3,358)

Narrative to Nonqualified Deferred Compensation Table

We have a non-qualified, non-contributory Deferred Supplemental Compensation Plan (“DSC Plan”) for all of our officers which was adopted by the Board in 1994. The DSC Plan provides, at the Board’s discretion, for an annual contribution to the plan not to exceed 12% of our consolidated net income for the year. Each officer’s allocation from the annual contribution bears the same percentage to the annual contribution as that officer’s salary bears to total annual officer salaries. For Fiscal 2011 an annual contribution of 8% of our consolidated net income (approximately $1.7 million) was authorized and allocated to 35 participant accounts, including about $406,000 allocated to the NEOs’ accounts.

Benefits under the plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or if a change of control of VSE occurs. Our contributions to the DSC Plan are irrevocable and shall be used to pay benefits under the plan, subject to the claims of our general creditors.

Our contributions to the DSC Plan are deposited in a plan trust. We invest the DSC Plan trust assets in an account managed by BNY Mellon Wealth Management. The managed account contains investments in a diversified portfolio of individual company equity securities and in several mutual funds, including Class M shares of the BNY Mellon Bond Fund, BNY Mellon Small Cap Stock Fund (MPSSX), BNY Mellon Mid Cap Stock Fund (MPMCX), BNY Mellon International Fund (MPITX), and BNY Mellon Emerging Market Fund (MEMKX), and a Money Market Demand Account.

Potential Payments on Termination or Change of Control Table

   The following table sets forth potential payments to our NEOs on termination of employment or a change of control of VSE. The amounts shown assume that such termination or termination on change of control was effective as of December 31, 2011, and are estimates of the amounts that would be paid to the NEOs on their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from VSE or any of our subsidiaries.

Potential Payments on Termination or Change of Control Table

Name	Benefit	Termination Without Cause ($)	Termination on Change of Control ($)
Maurice A. Gauthier	Salary	1,030,000	1,545,000
	DSC Plan	583,934	583,934
	Restricted Stock	580,500	580,500
Thomas R. Loftus	Salary	267,800	267,800
	DSC Plan	552,790	552,790
	Restricted Stock	185,200	185,200
Thomas G. Dacus	Salary	244,420	244,420
	DSC Plan	671,832	671,832
	Restricted Stock	177,400	177,400
Thomas M. Kiernan	Salary	235,557	235,557
	DSC Plan	225,795	225,795
	Restricted Stock	165,300	165,300
Nancy Margolis	Salary	214,240	214,240
	DSC Plan	88,753	88,753
	Restricted Stock	42,800	42,800

Notes to Potential Payments on Termination or Change of Control Table.

The table excludes information with respect to contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers and that are available generally to all salaried employees—for example, qualified benefit plan distributions and payment for unused vacation pay.

Narrative to Potential Payments on Termination or Change of Control Table.

See “Compensation Discussion and Analysis” above for a description of the potential payments awarded upon termination or change of control and the criteria for such payments.

Proposal No. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation (amending Section 14A of the Exchange Act) requires that we include in this Proxy Statement a non-binding advisory stockholders vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”) and a non-binding stockholders vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. (commonly referred to as “Say When on Pay”).

We encourage stockholders to review the Compensation Discussion and Analysis and the “Executive Compensation” sections of this Proxy Statement.  VSE’s consistent value creation over the long term is reinforced by and aligned with the executive compensation program. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

  • We provide a significant part of executive compensation in performance based incentives, including primarily performance shares. Payouts of performance shares are based on achievement of financial objectives over three years and are capped at 100 percent of the share awards.

• We have annual award and three year payout cycle for performance shares.

• We respond to economic conditions appropriately, such as holding base salaries and bonuses of the NEOs in 2012, reflecting lower year-over-year results.

• We do not provide tax gross-ups to our NEOs.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation,” including the related tabular and narrative disclosure contained in this Proxy Statement.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will, however, carefully consider the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously recommends a vote “for” the approval of the Company’s compensation of NEOs.

Proposal No. 4

VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As mentioned above, recently enacted legislation requires that we include in this Proxy Statement a separate non-binding stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

After careful consideration of this proposal, our Board has determined that an advisory stockholders vote on executive compensation that occurs once every year is the most appropriate alternative for our Company at this time, and therefore our Board recommends an annual stockholders vote for the advisory vote on executive compensation.   Also, we welcome communications with our stockholders as frequently as possible to be advised on matters that concern them.

In formulating its recommendation, our Board considered that an annual advisory stockholders vote on executive compensation provides the highest level of communication with our stockholders by allowing them to provide us with their direct input on our NEOs, as disclosed in the proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our belief that engagement with our stockholders is a component of our corporate governance and our practice of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

In the future we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our stockholders on this proposal or for other reasons.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on our Board in any way, our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board unanimously recommends a vote to conduct an advisory stockholders vote on executive compensation every year.

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           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, March 20, 2012, there were 5,286,706 shares of VSE Stock outstanding. The following table sets forth certain information regarding beneficial ownership of VSE Stock as of March 20, 2012, for beneficial owners of more than 5% of VSE Stock, each executive officer, each director nominee, and for all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Shares beneficially owned	Percent of class(a)

Certain Beneficial Owners (at least 5%)
FMR LLC (a)	680,586	12.9%

Non-Employee Directors
Ralph E. Eberhart	5,600	*
Clifford M. Kendall	70,928	1.3%
Calvin S. Koonce (b)	890,139	16.8%
James F. Lafond	10,572	*
David M. Osnos	21,700	*
Bonnie K. Wachtel (c)	58,276	1.1%

Executive Officers and Other Director
Tina B. Bailey	334	*
Thomas G. Dacus (d)	16,743	*
Randy A. Davis	0	*
Crystal R. Douglas	4,930	*
Harry J. Flammang	1,112	*
Maurice A. Gauthier	23,517	*
Randy W. Hollstein	4,619	*
Thomas M. Kiernan	6,204	*
James W. Lexo, Jr.	10,141	*
Thomas R. Loftus	30,436	*
Denise Manning	436	*
Nancy Margolis	393	*
Donnelle L. Moten	1,913	*
Carl E. Williams	7,992	*

Directors and Executive Officers as a Group
(20 persons) (e)	1,165,985	22.1%

*           Represents less than one percent.

(a)	FMR LLC’s mailing address is 82 Devonshire Street, Boston, MA 02109-3605.

(b)	Mr. Koonce’s mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. The share amount reported for Mr. Koonce does not include 10,000 shares held by spouse.

(c)	The share amount reported for Ms. Wachtel does not include 500 shares held in a retirement account.

(d)	The share amount reported for Mr. Dacus does not include 250 shares held by spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires VSE officers and directors and persons who own more than 10% of the VSE Stock to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, we believe that all of our officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed their reports on a timely basis during 2011.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible to be presented at our 2013 Annual Meeting of Stockholders by no later than the close of business on December 6, 2012. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b) (2), to our principal executive offices at 2550 Huntington Avenue, Alexandria, VA 22303-1499 in care of our Corporate Secretary by no later than the close of business on November 23, 2012 to be considered for inclusion in VSE’s proxy material relating to such meeting.

In addition, under our By-Laws stockholders may recommend persons to be nominated for election as our directors at the Annual Meeting of Stockholders. To be considered for nomination, such recommendation must be received in writing by our Secretary no later than 90 days before the date which corresponds to the date on which the annual meeting of stockholders was held during the immediate prior year, i.e., February 1, 2013. Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that stockholder is a beneficial owner of our Stock as of the record date established for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders, the name of candidate being proposed for nomination, and the candidate’s biographical data and qualifications.

OTHER MATTERS

We will bear the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. We will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

A copy of the VSE’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2011, will be furnished without charge on written or telephonic request to Thomas M. Kiernan, Vice President and Corporate Secretary, 2550 Huntington Avenue, Alexandria, VA 22303-1499 or call (703) 329-4721. The Form 10-K is also available at www.vsecorp.com

By Order of the Board of Directors
Thomas M. Kiernan, Secretary

REVOCABLE PROXY

VSE CORPORATION

2550 Huntington Avenue • Alexandria, Virginia 22303-1499

ANNUAL MEETING OF STOCKHOLDERS
May 1, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clifford M. Kendall and Thomas M. Kiernan as Proxies, each with the power to appoint his substitute, and hereby authorizes them to vote as designated below, all the Common Stock of VSE Corporation held of record by the undersigned as of March 20, 2012, at the annual meeting of stockholders scheduled to be held on May 1, 2012, at 10:00 a.m. and at any adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND FOR 1 YEAR ON PROPOSAL 4.**

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

VSE CORPORATION — ANNUAL MEETING, MAY 1, 2012

YOUR VOTE IS IMPORTANT!

Proxy Materials are available on-line at:

http://cfpproxy.com/3307

You can vote in one of three ways:

1. Call **toll free 1-855-484-1037** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **http://www.rtcoproxy.com/vsec** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

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